Exhibit 99.(e)(7)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is effective as of the date of the closing of the Transaction (as defined below) (the “Closing Date”) by and between Distribution Services, LLC, formerly known as UMB Distribution Services, LLC (the “Distributor”) and The Marsico Investment Fund (the “Trust”).

WHEREAS, all of the equity interests of the Distributor are being acquired by Foreside Financial Group, LLC in a transaction (the “Transaction”); and

WHEREAS, effective as of the Closing Date, the name of the Distributor is Distribution Services, LLC.

Effective as of the Closing Date, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of November 14, 2002, as amended (the “Existing Agreement”), which are incorporated herein by reference, except: (i) the effective date; (ii) the date on which it was made; (iii) the name of the Distributor; (iv) the signatories for each party; and (v) the second sentence in Section 7.1, which is deleted and replaced with: “Unless sooner terminated as provided herein, this Agreement shall continue for an initial term of one year from the Closing Date.” Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the Closing Date.

DISTRIBUTION SERVICES, LLC		THE MARSICO INVESTMENT FUND
(formerly known as UMB Distribution Services, LLC)

By:	/s/ Teresa Cowan	By:	/s/ Lynnett E. F. Macfarlane
	Teresa Cowan, President		Lynnett E. F. Macfarlane
Vice President, Secretary, and Treasurer